Exhibit 99.1

 MOSINEE, WI....July 22, 2002....Wausau-Mosinee Paper Corporation
 (NYSE:WMO) today announced second-quarter net earnings of $5.7 million, or $.11 per share, compared to net earnings of $.7 million or $.01 per share in the same period last year. Second-quarter earnings include stock incentive credits of less than $.01 per share in 2002 and charges of $.04 per share in 2001. Second- quarter net sales were $237.8 million compared to $240.6 million last year.

 Net earnings for the first six months of 2002 were $9.1 million, or $.18 per share, compared to a loss of $3.1 million, or $.06 per share, the year before. Stock incentive expenses were less than $.01 per share in the first half of 2002 and $.05 per share in the first two quarters of 2001. Net sales through the first two quarters were $463.7 million compared to $474.8 million last year.

 "A strong second-quarter performance by our Printing & Writing Group, with operating earnings up 72 percent to $10.5 million, was a major contributor to our fourth consecutive quarter of year-over-year earnings improvement," said Thomas J. Howatt, President and CEO. "Our earnings progress has continued despite weak economic conditions, demonstrating the value of our strong customer service philosophy and intense focus on cost reduction activities."

 "The improved second-quarter operating margins of our Printing & Writing Group, which increased to 11 percent from 6 percent a year ago, reflect substantial progress with our initiatives to increase operating efficiencies and improve sales mix," Mr. Howatt said. Also contributing to the year-over-year improvement were reduced market pulp and natural gas costs.

 Market conditions remain the most difficult in the Specialty Paper Group, with second-quarter average selling prices declining 10 percent on a year-over-year basis. The Group initiated a comprehensive cost reduction process in the second quarter, recording a pre-tax consulting expense of $1.3 million. Excluding this expense, Specialty Paper's second-quarter operating loss declined by nearly half, to $1.5 million from $2.8 million last year. "Although a significant expense in the quarter, the Specialty Paper Group's cost reduction process is expected to yield substantial results as identified opportunities are fully implemented over the next 12 to 18 months. Together with the benefits delivered by our other internal initiatives, these efforts are expected to result in break-even operating results over the second half of the year," Mr. Howatt said.

 Towel & Tissue shipments increased 7 percent for the quarter over the same period last year, but operating profits were adversely impacted by significantly higher wastepaper prices from year-ago levels and declined to $6.3 million from $7.1 million the year before. "While shipment gains in the quarter could not fully offset wastepaper price increases, the fundamentals of our Towel & Tissue Group remain strong. Selling price increases announced in May are expected to return operating margins to higher levels in the third quarter," Mr. Howatt said. For the first half of the year, operating profits for the Towel & Tissue Group rose to $11.8 million from $11.4 million last year.

 Mr. Howatt noted that second-quarter results benefited from a $900,000 decline in interest expense, reflecting the substantial reduction in debt achieved over the last year.

 Commenting on the third-quarter outlook, Mr. Howatt stated, "The timing of an economic recovery and improved industry conditions remains unclear with only towel and tissue demand expanding at this time. With market pulp and wastepaper prices trending higher, we continue to focus on our internal initiatives to drive bottom-line growth. We believe these efforts will result in third-quarter earnings comparable to the prior year."

 Wausau.Mosinee's second-quarter conference call is scheduled for 11:00 a.m. (EDT) on Tuesday, July 23, and can be accessed through the Company's web site at www.wausaumosinee.com under "Investor Information". A replay of the webcast will be available at the same site through July 31.

 Wausau.Mosinee Paper Corporation produces fine printing and writing papers, technical specialty papers, and "away-from-home" towel and tissue products.

 Safe Harbor under the Private Securities Litigation Reform Act of 1995:
 The matters discussed in this news release concerning the Company's future performance or anticipated financial results are forward-looking statements and are made pursuant to the safe harbor provisions of the Securities Reform Act of 1995. Such statements involve risks and uncertainties which may cause results to differ materially from those set forth in these statements. Among other things, these risks and uncertainties include the strength of the economy and demand for paper products, increases in raw material prices, manufacturing problems at Company facilities, and other risks and assumptions described in Item 1 of the Company's Form 10-K for the year ended December 31, 2001. The Company assumes no obligation to update or supplement forward-looking statements that become untrue because of subsequent events.
                               (Tables follow)

 WAUSAU-MOSINEE PAPER CORPORATION
 INTERIM REPORT - QUARTER-ENDED JUNE 30, 2002

 (in thousands, except share amounts)                         Three Months           Six Months
 CONSOLIDATED STATEMENTS OF INCOME (UNAUDITED)               ENDED JUNE 30,         ENDED JUNE 30,
                                                          2002         2001       2002         2001
 Net Sales                                              $237,820    $240,637    $463,748    $474,782
 Cost of Sales                                           209,349     216,781     409,949     434,984
    Gross Profit                                          28,471      23,856      53,799      39,798
 Selling & Administrative Expense                         16,703      19,178      33,775      36,850
    Operating Profit                                      11,768       4,678      20,024       2,948
 Interest Expense                                         (2,773)     (3,629)     (5,536)     (7,965)
 Other Income / (Expense), Net                                41          27         (14)        125
    Earnings (Loss) before Income Taxes                    9,036       1,076      14,474      (4,892)
 Provision (Credit) for Income Taxes                       3,340         394       5,350      (1,806)
    Net Earnings (Loss)                                 $  5,696    $    682    $  9,124   $  (3,086)

    Net Earnings (Loss) Per Share (Basic & Diluted)     $   0.11    $   0.01    $   0.18   $   (0.06)
    Weighted Average Shares Outstanding               51,536,891  51,484,218  51,526,038  51,428,760

 CONDENSED CONSOLIDATED BALANCE SHEETS (NOTE 4)                                  JUNE 30,  December 31,
                                                                                  2002        2001
 Current Assets                                                                 $239,133    $223,035
 Property, Plant & Equipment, Net                                                617,619     634,928
 Other Assets                                                                     34,533      34,045
    Total Assets                                                                $891,285    $892,008

 Current Liabilities                                                            $129,604    $121,311
 Long-term Debt                                                                  185,791     192,264
 Other Liabilities                                                               210,280     213,578
 Stockholders' Equity                                                            365,610     364,855
    Total Liabilities & Stockholders' Equity                                    $891,285    $892,008

 CONDENSED CONSOLIDATED STATEMENTS                 Three Months            Six Months
    OF CASH FLOW (UNAUDITED)                       Ended June 30,        ENDED JUNE 30,
                                                  2002       2001       2002        2001
 Cash Provided by Operating Activities           $28,381   $36,446     $26,883    $32,996
 Capital Expenditures - Net                       (3,548)   (8,480)    (10,429)   (14,251)
 Payments Under Credit Agreements                (19,149)  (20,331)     (6,110)   (11,879)
 Dividends Paid                                   (4,381)   (4,375)     (8,759)    (8,743)
 Stock Options Exercised                               1       398         325      2,296
 Proceeds on Sale of Property, Plant & Equipment     165       105         165        209
 Proceeds on Sale of Swap Agreement                    0         0           0      2,250
 Other Investing & Financing Activities                0       (60)          0       (119)
    Net Increase in Cash                         $ 1,469   $ 3,703     $ 2,075    $ 2,759

 Note 1 - Certain prior year amounts in the financial statements have been reclassified to conform to the 2002 presentation.
 Note 2 - As discussed in Note 1 of the Form 10K/A for the year ended December 31, 2001 and Note 2 of the Form 10Q/A for the period ended March 31, 2002, the Company has reclassified gains and losses on asset dispositions from other income and expense to either cost of sales or selling and administrative expenses and has restated amounts previously recognized as compensation expense for stock options prior to plan approval by shareholders to the period corresponding with shareholder approval of the plan. Unaudited quarterly financial data for the years ended 2001 and 2002 has also been restated from amounts previously reported.
 Note 3 - Net earnings include provisions, or credits, for incentive plans calculated by using the average price of the Company's stock at the close of each calendar quarter as if all such plans had been exercised that day. For the three months ended June 30, 2002, the credit for incentive plans resulted in after-tax income of $200,000, or less than $.01 per share compared to an after-tax provision of $1,998,000, or $.04 per share for the same period last year. Year-to-date 2002, these plans resulted in an after-tax provision of $136,000, or less than $.01 per share compared to an after-tax provision of $2,752,000, or $.05 per share for the same period last year.
 Note 4 - Balance sheet amounts at June 30, 2002, are unaudited. The December 31, 2001, amounts are derived from audited financial statements.
 Note 5 - Interim Segment Information
          The Company's operations are classified into three principal reportable segments, the Specialty Paper Group, the Printing & Writing Group and the Towel & Tissue Group, each providing different products. Separate management of each segment is required because each business unit is subject to different marketing, production and technology strategies.

 The Specialty Paper Group produces specialty papers at its manufacturing facilities in Rhinelander, Wisconsin; Mosinee Wisconsin; and Jay, Maine. The Printing & Writing Group produces a broad line of premium printing and writing grades at manufacturing facilities in Brokaw, Wisconsin and Groveton, New Hampshire. The Printing & Writing Group also includes two converting facilities which produce wax-laminated roll wrap and related specialty finishing and packaging products, and a converting facility which converts printing and writing grades. The Towel &Tissue Group markets a complete line of towel, tissue, soap and dispensing systems for the "away-from-home" market. The Towel & Tissue Group operates a paper mill in Middletown, Ohio, and a converting facility in Harrodsburg, Kentucky.

 Sales, operating profit, and asset information by segment is as follows:

       (in thousands)                                                   JUNE 30,    December 31,
                                                                          2002          2001
       Segment Assets (Note 4)
          Printing & Writing                                            $295,660      $294,241
          Specialty Paper                                                365,021       368,595
          Towel & Tissue                                                 178,441       177,708
          Corporate & Unallocated*                                        52,163        51,464

                                                                        $891,285      $892,008

                                                       Three Months            Six Months
                                                      ENDED JUNE 30,          ENDED JUNE 30,
                                                     2002       2001      2002           2001
       Net Sales External Customers (unaudited)
          Printing & Writing                          $95,790   $102,062   $192,097      $199,890
          Specialty Paper                              88,756     87,773    171,676       178,965
          Towel & Tissue                               53,274     50,802     99,975        95,927
                                                     $237,820   $240,637   $463,748      $474,782

       Net Sales - Intersegment (unaudited)
          Printing & Writing                           $1,761     $2,256     $3,605        $4,958
          Specialty Paper                                  67        130        150           234
          Towel & Tissue                                    0          0          0             0
                                                       $1,828     $2,386     $3,755        $5,192

       Operating Profit (Loss) (unaudited)
          Printing & Writing                          $10,524     $6,104    $17,328        $7,429
          Specialty Paper                              (2,854)    (2,782)    (3,784)       (6,800)
          Towel & Tissue                                6,260      7,072     11,818        11,401
       Total Reportable Segment Operating Profit       13,930     10,394     25,362        12,030
          Corporate & Eliminations                     (2,162)    (5,716)    (5,338)       (9,082)
          Interest Expense                             (2,773)    (3,629)    (5,536)       (7,965)
          Other Income/(Expense), Net                      41         27        (14)          125
               Earnings (Loss) Before Income Taxes   $  9,036    $ 1,076    $14,474       $(4,892)

                                                         Three Months            Six Months
 (in thousands, except ton amounts)                      ENDED JUNE 30,         ENDED JUNE 30,
                                                         2002     2001        2002        2001
       Depreciation, Depletion and Amortization
       (unaudited)
          Printing & Writing                           $4,138    $4,238      $8,305     $8,487
          Specialty Paper                               6,297     6,320      12,616     12,628
          Towel & Tissue                                4,491     4,244       8,972      8,413
          Corporate and unallocated                       223       405        452         851
                                                      $15,149   $15,207     $30,345    $30,379

       Tons Sold (unaudited)
          Printing & Writing                           86,412    89,740     173,481    175,107
          Specialty Paper                              85,741    75,994     164,426    151,612
          Towel & Tissue                               37,751    35,250      71,120     66,789
                                                      209,904   200,984     409,027    393,508

 *Industry segment assets do not include intersegment accounts receivable, cash, deferred tax assets and certain other assets which are not identifiable with industry segments.